Exhibit 3.5

CERTIFICATE OF FORMATION

OF

DARAMIC, LLC

Under Section 18-201 of the Delaware
Limited Liability Company Act

This Certificate of Formation of Daramic, LLC (the “Company”), dated as of June 30, 2004, is being duly executed and filed by Frank Nasisi, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et. seq.).

FIRST:    The name of the limited liability company formed hereby is Daramic, LLC.

SECOND:    The address of the Company’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808.  The name of the Company’s registered agent for service of process at that address is Corporation Service Company.

THIRD:  This Certificate of Formation shall become effective at 11:57 p.m., Eastern Standard Time, on June 30, 2004.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Frank Nasisi